EXHIBIT 16.1 TO FORM 8-K

January 15, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 15, 2015, of Natural Alternatives International, Inc. and are in agreement with the statements contained in Item 4.01 (a) contained therein. We have no basis to agree or disagree with the statements contained in Item 4.01 (b) of the registrant contained therein.

/s/ Ernst & Young LLP